SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTIONS 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): November 1, 2010
UNIVERSAL ELECTRONICS INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-21044 (Commission File No.)	33-0204817 (I.R.S. Employer Identification No.)
6101 Gateway Drive
Cypress, California 90630
(Address of principal executive offices, with Zip Code)
(714) 820-1000
(Registrant’s telephone number, including area code):
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Universal Electronics Inc. (the “Company” or “UEI”) and U.S. Bank National Association, have entered into an Amended and Restated Credit Agreement, dated as of November 1, 2010. The amendments added a new $35.0 million secured term loan facility (“Term Loan”) for the purpose of financing a portion of the Company’s acquisition of Enson Assets Limited. In addition, the Company’s existing $15.0 million unsecured revolving credit line with U.S. Bank (“Credit Facility”) became a secured facility, was increased to $20.0 million, and the expiration date of the Credit Facility was extended from October 31, 2011 to November 1, 2012.
The Company’s new Term Loan may only be utilized to finance the acquisition of Enson Assets Limited and to pay related transaction costs, fees, and expenses. The Term Loan is subject to certain quarterly financial covenants related to the Company’s cash flow, fixed charges, quick ratio, and net income. The minimum principal payments for the Term Loan are $2.2 million each. Principal and interest payments are payable on January 5, April 5, July 5, and October 5 of 2011. In addition, a final payment equal to the unpaid principal balance plus accrued interest is due on the Term Loan maturity date. The Term Loan maturity date is November 1, 2011. Amounts paid or prepaid on the Term Loan may not be re-borrowed.
As security for the payment and performance of all obligations under the Term Loan and the Credit Facility, the Company has pledged to U.S. Bank 65% of its ownership in Enson Assets Limited as collateral.
Under the Term Loan the Company may elect to pay interest based on the bank’s prime rate or LIBOR plus a fixed margin of 1.5%. The applicable LIBOR (1, 3, 6, or 12-month LIBOR) corresponds with the loan period we select. On November 1, 2010, the 1-month LIBOR plus the fixed margin was approximately 1.8% and the bank’s prime rate was 3.25%. If a LIBOR rate loan is prepaid prior to the completion of the loan period, the Company must pay the bank the difference between the interest the bank would have earned had prepayment not occurred and the interest the bank actually earned.
In addition, Item 2.01 of this Current Report on Form 8-K is hereby incorporated into this Item 1.01 by reference.
Item 2.01 Completion of Acquisition or Disposition of Assets.
Summary
On November 3, 2010, the Company’s subsidiary, UEI Hong Kong Private Limited, entered into an agreement to acquire all of the issued shares in the capital of Enson Assets Limited, a limited liability company organized under the Laws of the British Virgin Islands, for total consideration of approximately $125.4 million, in cash and the Company’s common stock. This acquisition was consummated pursuant to a Stock Purchase Agreement, dated as of November 3, 2010, among Universal Electronics Inc., UEI Hong Kong Private Limited and CG International Holdings Limited (“CGI”), a closely-held exempted company incorporated in the Cayman Islands. The Company has not yet estimated the fair value of the contingent payments, which may change the total purchase price of $125.4 million. A total of $5.0 million of the purchase price was held back at the closing and will be applied to any CGI payments required as a result of the failure to meet both a net asset target and an earnings target for Enson Assets Limited and its subsidiaries (“Enson”) (see “Contingent Consideration” below).
The Purchase Agreement includes certain covenants, representations and warranties which are customary in transactions of this type, including certain indemnification obligations of the parties with respect to breaches of covenants, representations and warranties, subject to certain springing baskets, maximum liability and time limitations. CGI and its majority shareholder have undertaken non-competition and non-solicitation obligations relating to the customers and employees of Enson that will be effective for a period of two years from the Closing Date. The representations, warranties and covenants contained in the Purchase Agreement including, without limitation, the Disclosure Schedule referenced in the Purchase Agreement, were made only for purposes of the Purchase Agreement and were solely for the benefit of the parties to the Purchase Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Purchase Agreement. The representations and warranties may have been made for the purpose of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts, and may be subject to standards of materiality or knowledge applicable to the contracting parties that differ from those applicable to investors. Investors should not rely upon the representations, warranties, covenants or Disclosure Schedule, or any descriptions thereof as characterizations of the actual state of facts or condition of Enson, the Company or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in the registrant’s public disclosures.
Enson Description
Enson is a leading manufacturer of remote controls. It is one of the Company’s significant suppliers. The Enson corporate office, located in Hong Kong, is approximately 6,000 square feet and employs 53 people. Enson controls two factories located in the Peoples Republic of China.
The southern factory is located in Guang Dong Province, Peoples Republic of China within the city of Guang Zhou. The Guang Zhou factory is approximately 710,203 square feet and employs 796 people, with an additional 4,916 factory workers contracted through an agency agreement.
The northern factory is located in Jiang Su Province, Peoples Republic of China within the city of Yang Zhou. The Yang Zhou factory is approximately 768,543 square feet and employs 384 people, with an additional 4,415 factory workers contracted through an agency agreement.
During the three months ended September 30, 2010 and 2009, the amount of components and finished goods the Company purchased from Enson composed the following:

	Three Months Ended September 30,
	2010		2009
		% of Total		% of Total
		Inventory		Inventory
	$ (thousands)	Purchases	$ (thousands)	Purchases
Enson	10,173	22.0%	11,436	22.8%
During the nine months ended September 30, 2010 and 2009, the amount of components and finished goods the Company purchased from Enson composed the following:

	Nine Months Ended September 30,
	2010		2009
		% of Total		% of Total
		Inventory		Inventory
	$ (thousands)	Purchases	$ (thousands)	Purchases
Enson	28,763	20.5%	32,926	23.1%
The total accounts payable to Enson on September 30, 2010 and December 31, 2009 were the following:

	September 30, 2010		December 31, 2009
		% of Accounts		% of Accounts
	$ (thousands)	Payable	$ (thousands)	Payable
Enson	9,103	29.4%	11,887	30.1%

Primary Reasons for the Acquisition
The value the Company anticipates from this acquisition relates primarily to the following:
•	Enson should increase the Company’s market position in the strategically important consumer electronics market with its historic strength with leading Japanese customers. The Company has not historically been well positioned in this market.

•	Enson currently produces approximately one-third of the Company’s volume, therefore, the Company may decrease third party supplier purchases. In addition, Enson has available manufacturing capacity, which may provide it the ability to increase utilization of its existing factories.

•	The Company may utilize Enson’s in-place management and personnel to assist in implementing its plan to place more operations, logistics, quality, program management, engineering, sales, and marketing personnel in the Asia region.

•	Enson’s full line of remotes, from dedicated to higher-end universal, should assist the Company to further penetrate the growing Asian and Latin American subscription broadcasting markets. The lower subscriber revenue in these markets can cause them to begin with lower-cost dedicated remotes and to later transition to universal remote controls.

•	Acquiring Enson should allow the Company to gain purchasing economies.
Consideration
Under the terms of the agreement, the Company paid aggregate consideration of approximately $125.4 million (see “Contingent Consideration” below). The consideration transferred consisted of $95.0 million in cash and 1,460,000 of newly issued shares of the Company’s common stock. These shares were issued in a transaction that was intended to be exempt from registration under the Securities Act of 1933, as amended, under the provisions of Regulation S of the Securities Act of 1933, as amended. The sources of the consideration were approximately the following:

(In thousands)		Percentage of
Source Description	Amount	Consideration
Existing cash and cash equivalents	$54,000	43.1%
Funds from new Term Loan	35,000	27.9%
Funds from Credit Facility	6,000	4.8%
Newly issued shares of Universal Electronics, Inc. common stock	30,412	24.2%

	$125,412	100.0%

Liquidation of the Company’s Term Deposit
On July 2, 2010, the Company entered into a six-month term deposit cash account at Wells Fargo Bank denominated in Hong Kong dollars. The deposit amount related to this account was $49.5 million, and was earning interest at an annual rate of 0.5%. The term was set to end on December 30, 2010. On October 28, 2010, the Company elected to liquidate this term deposit account to assist the Company with the funding of the acquisition of Enson.
New Secured Credit Agreement
On November 1, 2010, the Company amended and restated its existing credit agreement with U.S. Bank. The amendments added a new $35.0 million secured Term Loan for the purpose of financing a portion of the Company’s acquisition of Enson. In addition, the Company’s existing $15.0 million unsecured Credit Facility became a secured facility, was increased to $20.0 million, and the expiration date was extended from October 31, 2011 to November 1, 2012.
The Company’s new Term Loan may only be utilized to finance the acquisition of Enson and to pay related transaction costs, fees, and expenses. The Term Loan is subject to certain quarterly financial covenants related to the Company’s cash flow, fixed charges, quick ratio, and net income. The minimum principal payments for the Term Loan are $2.2 million each. Principal and interest payments are payable on January 5,

April 5, July 5, and October 5 of 2011. In addition, a final payment equal to the unpaid principal balance plus accrued interest is due on the Term Loan maturity date. The Term Loan maturity date is November 1, 2011. Amounts paid or prepaid on the Term Loan may not be re-borrowed.
As security for the payment and performance of all obligations under the Term Loan and Credit Facility, the Company has pledged to U.S. Bank 65% of the Company’s ownership in Enson Assets Limited as collateral.
Under the Term Loan, the Company may elect to pay interest based on the bank’s prime rate or LIBOR plus a fixed margin of 1.5%. The applicable LIBOR (1, 3, 6, or 12-month LIBOR) corresponds with the loan period we select. On November 1, 2010, the 1-month LIBOR plus the fixed margin was approximately 1.8% and the bank’s prime rate was 3.25%. If a LIBOR rate loan is prepaid prior to the completion of the loan period, the Company must pay the bank the difference between the interest the bank would have earned had prepayment not occurred and the interest the bank actually earned.
Contingent Consideration
Net Asset Target on November 3, 2010
Enson will deliver to the auditors for review a statement of net assets of Enson as of the closing date and the auditors will confirm the amounts in a report. To the extent that the Enson net assets are less than $68.5 million, CGI will pay to the Company an amount equal to the difference, plus interest. Interest will be calculated as of the closing date using the prime rate as reported in The Wall Street Journal on the day of this determination. The Company believes that the holdback funds will be adequate to cover any repayment, if required.
To the extent that the Enson net assets are greater than $68.5 million, the Company will pay CGI an amount equal to the difference, plus interest. Interest will be calculated as of the closing date using the prime rate as reported in The Wall Street Journal on the day of this determination. The Company does not believe any payment, if required, will be material.
Earnings Target for the Twelve Months Ending March 31, 2011
To the extent that Enson’s earnings for the year ended March 31, 2011 are less than $16.2 million, CGI will pay the Company back an amount equal to the product of (a) the difference between Enson’s earnings and $16.2 million, multiplied by (b) one and one half, plus interest. Interest will be calculated as of the closing date using the prime rate as reported in The Wall Street Journal on the date of this determination. CGI is required to make this payment within five business days of the issuance of the auditor’s report on Enson’s accounts.
For the purposes of this calculation, Enson’s earnings is defined as Enson’s consolidated profit before tax for the twelve months ending March 31, 2011 excluding certain agreed upon adjustments, including without limitation, the following items: profit related to UEIC sales, investment income, other income, other expenses, other gains and losses and interest expenses.
Seven months of the year ended March 31, 2011 are complete and Enson appears to be on track to meet this $16.2 million earnings target.
Purchase Accounting
Currently, the Company is performing the preliminary purchase accounting analysis, which requires the Company to recognize the assets acquired and liabilities assumed at the acquisition date, measured at their fair values. The Company anticipates that it will arrive at the preliminary purchase accounting during the fourth quarter of 2010. The preliminary purchase accounting will be based upon preliminary estimates and assumptions that are subject to change within the purchase measurement period (generally one year from the acquisition date to reflect new information about facts and circumstances existing on the acquisition date).

Although the Company believes the Enson transaction will be accretive in the first year and grow more significantly in the long term, most acquisitions of this type involve the purchase of significant limited life intangible assets which typically result in substantial amortization charges. In addition, goodwill may be recognized associated with this transaction which is subject to regular impairment testing. There can be no assurance that the integration will be successful or that the customer bases, products or technologies will generate sufficient revenue to offset the associated costs or effects.
Acquisition Costs
The Company expects the total acquisition related costs for the Enson transaction to range between $0.8 million and $1.2 million. Of this amount $0.1 million was expensed during the three months ended September 30, 2010. The Company expects to incur the remaining acquisition costs primarily during the three months ended December 31, 2010. These costs are included, and will be included, in selling, general and administrative expenses in accordance with U.S. GAAP.
The foregoing description of certain terms of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is attached as Exhibit 2.1 to this Current Report on Form 8-K.
Item 2.02 Results of Operations and Financial Condition
On November 4, 2010, Universal Electronics Inc. is issuing a press release and holding a conference call regarding its financial results for the third quarter 2010 and other matters. A copy of the press release is included as Exhibit 99.1 to this report.
Pursuant to General Instruction B2 of Form 8-K, the information contained in Exhibit 99.1 will be deemed furnished, and not “filed,” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended, except as expressly set forth by specific reference in any such filing.
Item 3.02 Unregistered Sales of Equity Securities.
Item 2.01 of this Current Report on Form 8-K is hereby incorporated into this Item 3.02 by reference.
Pursuant to the Purchase Agreement, 1,460,000 newly issued shares of Universal Electronics Inc. (“UEI”) common stock, par value $.01 per share, were delivered as a portion of the purchase price under the Purchase Agreement. The shares were issued in reliance upon an exemption from registration under the Securities Act, pursuant to Regulation S promulgated under the Securities Act. UEI and UEI Hong Kong Private Limited complied with the conditions of Rule 903 of Regulation S, including, but not limited to, the following: (i) CGI is not a U.S. person and was offered and sold its shares in accordance with the provisions of Regulation S; (ii) an appropriate legend is required to be affixed to the shares in accordance with Regulation S; (iii) CGI has represented that it is not acquiring the shares for the account or benefit of a U.S. person; (iv) CGI has agreed to resell the shares only in accordance with the provisions of Regulation S, pursuant to a registration statement under the Securities Act of 1933, as amended or pursuant to an available exemption from registration; and (v) CGI has agreed not to engage in hedging activities involving UEI’s common stock. In the Purchase Agreement, CGI has acknowledged that UEI will implement the restrictions on transfer contained in the Purchase Agreement, which preclude any transfer of the shares which is not made in accordance Regulation S, not registered under the Securities Act, or not made pursuant another available exemption.
Item 7.01 Regulation FD Disclosure
On November 4, 2010, Universal Electronics Inc. is issuing a press release and holding a conference call regarding its acquisition of Enson Assets Limited. A copy of the press release is included as Exhibit 99.2 to this report.
Pursuant to General Instruction B2 of Form 8-K, the information contained in Exhibit 99.2 will be deemed furnished, and not “filed,” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended, except as expressly set forth by specific reference in any such filing.
Item 9.01 Financial Statements and Exhibits
(a) Financial Statements of Businesses Acquired
The financial statements of Enson Assets Limited required to be filed pursuant to Item 9.01(a) have been omitted as permitted by Item 9.01(a)(4). The Company anticipates that such financial statements will be filed on or before January 17, 2011.
(b) Pro Forma Financial Information
The pro forma financial information required to be filed pursuant to Item 9.01(b) has been omitted as permitted by Item 9.01(b)(2). UEI anticipates that such financial statements will be filed on or before January 17, 2011.
(c) Exhibits. The following exhibits are furnished with this report.
2.1	Stock Purchase Agreement dated as of November 3, 2010, among Universal Electronics Inc., UEI Hong Kong Private Limited and CG International Holdings Limited*

99.1	Press Release of Universal Electronics Inc. dated November 4, 2010**

99.2	Press Release of Universal Electronics Inc. dated November 4, 2010**

*	Attachments to the Purchase Agreement, identified on Exhibit 2.1, have been omitted as permitted by Item 601(b)(2) of Regulation S-K. UEI hereby undertakes to furnish supplementally to the Securities and Exchange Commission a copy of any omitted attachment upon request.

**	Pursuant to General Instruction B2 of Form 8-K, the information contained in Exhibits 99.1 and 99.2 will be deemed furnished, and not “filed,” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended, except as expressly set forth by specific reference in any such filing.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Universal Electronics Inc.
Date: November 4, 2010	By:	/s/ Bryan Hackworth
Bryan Hackworth
Chief Accounting Officer (Principal Financial Officer)